Hoogendoorn Vellmer

Matthew J. Hoogendoorn	Ihlpaili Vellmer
C.A., C.P.A. (illinois)	C.A., C.P.A. (oregon)

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

American Media Systems Co
3500 Cornett Road,
Vancouver, British Columbia, V5M 2H5
Canada

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our Independent Registered Public Accounting Firm's Report dated January 18, 2005 relating to the financial statements of American Media Systems Co. as at December 31, 2004 which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We further consent to the reference to ourselves under the caption "Experts".

Vancouver, Canada	"Hoogendoorn Vellmer"
June 1, 2005	Chartered Accountants